Exhibit 10.1

AMENDMENT TO THE RELM WIRELESS CORPORATION
2007 INCENTIVE COMPENSATION PLAN

This Amendment (this “Amendment”) to the RELM Wireless Corporation 2007 Incentive Compensation Plan (the “Plan”) is adopted and approved as of March 17, 2017 (the “Effective Date”) by the Board of Directors (the “Board”) of RELM Wireless Corporation, a Nevada corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

WHEREAS, the Company maintains the Plan to provide for certain equity incentive compensation awards to employees, officers, directors and other persons who provide services to the Company and Related Entities;

WHEREAS, the Plan provides for an automatic grant of an Option to purchase 5,000 shares of Common Stock to each person who is elected or appointed for the first time to be a Non-Employee Director upon the date of his or her initial election or appointment to be a Non-Employee Director (the “Initial Director Grant”); and

WHEREAS, the Board has determined that it is in the best interest of the Company to amend the Plan to eliminate the Initial Director Grant.

NOW, THEREFORE, the Board does hereby amend the Plan, effective as of the Effective Date, as follows:

1.
The definition of “Initial Grant” in Section 2(cc) of the Plan is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

2.
Section 6(b)(iv)(A) of the Plan is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

3.
Section 6(b)(iv)(B) of the Plan is hereby amended by deleting the following proviso:

“; provided, however, that a Non-Employee Director shall not receive an Annual Grant  within one hundred eighty (180) days of an Initial Grant”.

4.
Except as explicitly set forth in this Amendment, the Plan will remain in full force and effect.

5.           In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.